JPMorgan Institutional Trust
                     J.P. Morgan Series Trust II
                   Pacholder High Yield Fund, Inc.


                      Secretary's Certificate



      The undersigned hereby certifies that she is the Secretary of JPMorgan Institutional Trust and J.P. Morgan Series Trust II (the "Trusts") and Pacholder High Yield Fund, Inc. (the "Pacholder Fund"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees of the Trusts and of the Board of Directors of the Pacholder Fund, including a majority of the Trustees/Directors who are not interested persons of the Trusts and the Pacholder Fund (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 10th day of December, 2008 and that said resolutions are in full force and effect:

      RESOLVED, that it is the finding of the Board of Trustees of J.P. Morgan Series Trust II and JPMorgan Institutional Trust (collectively, the "Trusts") and the Board of Directors of the Pacholder High Yield Fund, Inc. (the "Pacholder Fund") and separately the finding of the Independent Trustees/Directors that the proposed Fidelity Bond written by St. Paul Fire and Marine Insurance Company (the "Bond") in the aggregate amount of $3,600,000 covering the Trusts and the Pacholder Fund, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Pacholder Fund and each of the funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Pacholder Fund and the Trusts, the number of other parties named as insured parties under the Bond and the nature of the business activities of other parties; and

      FURTHER RESOLVED, that the premium to be paid by the Trusts and the Pacholder Fund under the Bond be, and hereby is, approved by the Trustees/Directors and separately by the Independent Trustees/Directors after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond and the extent to which the share of the maximum premium allocated to each Trust and the Pacholder Fund under the Bond is no more than the premium that such Trust and the Pacholder Fund would have had to pay had it maintained a single insured bond; and

      FURTHER RESOLVED, that the Bond be, and hereby is, approved by a vote of a majority of the Trustees/Directors and separately by the Independent Trustees/Directors; and

      FURTHER RESOLVED, that the officers of Trusts and the Pacholder Fund be, and each of them hereby is, authorized and directed to enter into an agreement among the Trusts and the Pacholder Fund, in substantially the form furnished to the named Trustees/Directors, as required by Rule 17(g)(1), with the other Insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by a Trust or the Pacholder Fund and also by one or more of the other named Insureds, that each Trust and the Pacholder Fund shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d) (1) of the aforementioned Rule 17(g)(1); and

      FURTHER RESOLVED, that the appropriate officers of the Trusts and the Pacholder Fund be, and they hereby are, authorized and directed to prepare, execute and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and

      FURTHER RESOLVED, that the Secretary of the Trusts and the Pacholder Fund shall file the Bond or cause the Bond to be filed with the Securities and Exchange Commission and give notice required under paragraph (g) of the aforementioned Rule 17(g)(1); and

      FURTHER RESOLVED, that the appropriate officers of the Trusts and the Pacholder Fund be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trusts and the Pacholder Fund and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.


      Dated this 2nd day of March, 2009




					/s/ Jessica K. DiTullio
					Secretary